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                                                                      EXHIBIT 99



                              Registrant Letterhead
                              ---------------------

March 29, 2002

Securities and Exchange Commission
Washington, D.C.   20549

Securities and Exchange Commission:

Arthur Andersen LLP ("Andersen") has represented to Kennametal Inc. that their audit of the Kennametal Inc. 2000 Employee Stock Purchase Plan was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

/s/ F. Nicholas Grasberger
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F. Nicholas Grasberger
Kennametal Inc.
Vice President and Chief Financial Officer













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